As filed with the Securities and Exchange Commission on August 19, 2005.
Registration No. 333-100649

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
Registration Statement Under
The Securities Act of 1933
SCS TRANSPORTATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	48-1229851

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
4435 Main Street
Suite 930
Kansas City, Missouri 64111
(Address of Principal Executive Offices)
SCS TRANSPORTATION, INC.
AMENDED AND RESTATED 2003 OMNIBUS INCENTIVE PLAN
(Full title of plan)

Herbert A. Trucksess III	With a copy to:
4435 Main Street Suite 930 Kansas City, Missouri 64111	Robert M. Barnes Bryan Cave LLP 3500 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105
(Name and address of agent for service)
(816) 960-3664
(Telephone number, including area
code, for agent of service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed	Amount
Securities	Amount	maximum	maximum	of
to be	to be	offering price	aggregate	registration
registered	registered[1]	per share[2]	offering price	fee
Common Stock, par value $0.001 per share, and related Preferred Share Purchase Rights[3]	424,000	$17.40	$7,377,360	$306.00[4]

[1]	Includes such additional indeterminate number of shares as may be issuable pursuant to applicable antidilution provisions.

[2]	Calculated in accordance with the provisions of Rule 457(c) using the average of the high and low prices for the Common Stock on the Nasdaq National Market on August 17, 2005.

[3]	Represents corresponding right to purchase shares of SCS Transportation, Inc. Series A Junior Participating Preferred Stock, no par value, pursuant to a Rights Agreement dated September 30, 2002 between SCS Transportation, Inc. and UMB Bank, n.a., as successor Rights Agent to Mellon Investor Services LLC. Registrant will issue one right to purchase one one-ten-thousandth share of its series A Junior Participating Preferred Stock as a dividend on each share of its common stock being registered. The rights initially are attached to and trade with shares of the Registrant’s common stock being registered. Value attributable to these rights, if any, is reflected in the market price of the Registrant’s common stock.

[4]	Amount paid to register 150,000 additional shares that were not registered on Registrant’s Form S-8 to which this is Post-Effective Amendment No. 1.

REASON FOR AMENDMENT
     SCS Transportation, Inc. hereby files this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 filed on April 23, 2003 (SEC registration no. 333-100649) (the “Original Filing”). This Amendment is being filed to cover amendments to the 2003 Omnibus Incentive Plan (the “Plan”) that (i) increase the total number of shares reserved for issuance under the 2003 Omnibus Incentive Plan by 150,000 shares, from 274,000 shares to 424,000 shares; (ii) increase the aggregate limit on shares designated for stock options and SARs to any one employee by 4,100, from 95,900 to 100,000 under the Plan; (iii) decrease the aggregate limit of shares of restricted stock and unrestricted stock awarded to any employee under the Plan by 18,500, from 68,500 to 50,000; and (iv) provide for an annual award of no more than 3,000 shares to each non-employee director, and remove a provision providing for an annual grant of 5,000 stock options to non-employee directors under the Plan.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed.
Item 2. Registrant Information and Employee Plan Information.
     Not required to be filed.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by SCS Transportation, Inc. (the “Corporation”) with the Securities and Exchange Commission (“Commission”) (Commission File No. 000-49983), are incorporated herein by reference and made a part hereof:
(a)	The Corporation’s Registration Statement on Form 10 dated September 6, 2002.

(b)	The Information Statement filed as Exhibit 99.1 to the Corporation’s Registration Statement on Form 10 dated September 6, 2002.

(c)	The Corporation’s Annual Report on Form 10-K (filed February 18, 2005) for the fiscal year ended December 31, 2004.

(d)	The Corporation’s Proxy Statement on Form DEF 14A filed March 15, 2005.

(e)	The Corporation’s Current Report on Form 8-K filed April 20, 2005.

(f)	The Corporation’s Current Report on Form 8-K filed April 25, 2005.

(g)	The Corporation’s Current Report on Form 8-K filed April 25, 2005.

(h)	The Corporation’s Current Report on Form 8-K filed April 26, 2005.

(i)	The Corporation’s Quarterly Report on Form 10-Q (filed April 28, 2005) for the period ended March 31, 2005.

(j)	The Corporation’s Current Report on Form 8-K filed May 5, 2005.

(k)	The Corporation’s Current Report on Form 8-K filed June 29, 2005.

(l)	The Corporation’s Current Report on Form 8-K filed July 7, 2005.

(m)	The Corporation’s Current Report on Form 8-K filed July 19, 2005.

(n)	The Corporation’s Current Report on Form 8-K filed July 21, 2005.

(o)	The Corporation’s Quarterly Report on Form 10-Q (filed July 27, 2005) for the period ended June 30, 2005.

(p)	The description of the Corporation’s Common Stock (“Common Stock”) set forth under the heading “Common Stock and Preferred Stock” in Exhibit 99.1 (Information Statement) to the Corporation’s Registration Statement on Form 10, dated September 6, 2002.
     All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed comment which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     The class of securities to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     The SCS Transportation certificate of incorporation provides that, as authorized by Section 102(b)(7) of the DGCL, a director will not be personally liable to the Corporation or the shareholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time (1) for any breach of the director’s duty of loyalty to the Company or the shareholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.
     Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than a “derivative” action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity and expenses. Our amended and restated certificate of incorporation and by-laws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL, and we will advance expenses to our directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions. We have and will retain customary insurance policies under which coverage is provided for payments made by us to our directors and officers in respect of the indemnification provisions in our amended and restated certificate of incorporation and by-laws.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.1 of the Corporation’s Form 10-Q for the quarter ended September 30, 2002).

4.2	Amended and Restated By-laws of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.2 of the Corporation’s Form 10-Q for the quarter ended September 30, 2002).

4.3	The description of the Corporation’s Common Stock (“Common Stock”). Reference is made to the Exhibit 99.1 (Information Statement) to the Corporation’s Registration Statement on Form 10, dated September 6, 2002 under the heading “Common Stock and Preferred Stock.”

4.4	Rights Agreement between SCS Transportation, Inc. and UMB Bank, n.a., as successor Rights Agent to Mellon Investor Services, LLC dated as of September 30, 2002 (incorporated herein by reference to Exhibit 4.1 of the Corporation’s Form 10-Q for the quarter ended September 30, 2002).

5.1	Opinion of Bryan Cave LLP as to the validity of the original issuance of the securities being registered.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the Original Filing).

*	Filed Herewith.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 19th day of August, 2005.

SCS TRANSPORTATION, INC.
By	/s/ James J. Bellinghausen
James J. Bellinghausen

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Herbert A. Trucksess, III Herbert A. Trucksess, III	Chairman, President and Chief Executive Officer, SCS Transportation, Inc. (Principal Executive Officer)	August 19, 2005
/s/ James J. Bellinghausen James J. Bellinghausen	Vice President and Chief Financial Officer, SCS Transportation, Inc. (Principal Financial Officer)	August 19, 2005
/s/ Stephanie R. Maschmeier Stephanie R. Maschmeier	Controller, SCS Transportation, Inc. (Principal Accounting Officer)	August 19, 2005
Linda J. French	Director
/s/ John J. Holland* John J. Holland	Director	August 19, 2005
William F. Martin, Jr.	Director
/s/ James A. Olson* James A. Olson	Director	August 19, 2005
Bjorn E. Olsson	Director
/s/ Douglas W. Rockel* Douglas W. Rockel	Director	August 19, 2005

*	James J. Bellinghausen, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an exhibit to this registration statement.

By	/s/ James J. Bellinghausen
James J. Bellinghausen,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.1 of the Corporation’s Form 10-Q for the quarter ended September 30, 2002).*

4.2	Amended and Restated By-laws of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.2 of the Corporation’s Form 10-Q for the quarter ended September 30, 2002).*

4.3	The description of the Corporation’s Common Stock (“Common Stock”). Reference is made to the Exhibit 99.1 (Information Statement) to the Corporation’s Registration Statement on Form 10, dated September 6, 2002 under the heading “Common Stock and Preferred Stock.”*

4.4	Rights Agreement between SCS Transportation, Inc. and UMB Bank, n.a., as successor Rights Agent to Mellon Investor Services, LLC dated as of September 30, 2002 (incorporated herein by reference to Exhibit 4.1 of the Corporation’s Form 10-Q for the quarter ended September 30, 2002).*

5.1	Legal Opinion of Bryan Cave LLP.**

23.1	Consent of KPMG LLP. **

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto). **

24.1	Power of Attorney (included on the Original Filing). *

*	Previously filed.
**	Filed herewith.